Letter of Understanding

This Letter of Understanding made as of the 29th day of December, 2000

BETWEEN:

SE GLOBAL COMMUNICATIONS (Hong Kong) LIMITED
5507 The Center, 99 Queens Road Central
Hong Kong ("SEG")

AND:

ABN AMRO Asia Securities Public Company Limited
3rd Floor, Sathorn City Tower
175 South Sathorn Road
Bangkok 10120, THAILAND ("Broker")

Definition of Roles:

A. Broker is in the business of providing brokerage services and related products and services;

B. SEG is in the business of providing Internet application services and marketing;

C. SEG and the Broker wish to enter into this Agreement whereby SEG provides application and marketing services to Broker and Broker provides brokerage services to users of SEG's web site.

The parties above agree to the following terms & conditions:

1) SE Global Communications

Web Site Hosting. SEG agrees to design, host and manage the Site on the world wide web in accordance with this Agreement.

Application Services. SEG shall provide the portal which allows Broker to receive orders from Qualified Users (Clients of ABN AMRO Asia Securities sought by SEG) at the Broker's trading Terminal.

Modifications to Site and Services. Subject to this Agreement, SEG reserves the right at any time and from time to time to modify the Site, the Site Services and the Broker Application Services (or any part thereof).

SEG, its affiliates and their agents, employees shall not describe Broker's brokerage services, recommend or endorse specific securities, solicit transactions, accept customer securities orders, or attempt to resolve any problems, discrepancies, or disputes involving Broker customer accounts.

Use and Display of Broker Marks. SEG acknowledges and agrees that the presentation and image of the Broker Marks should be uniform and consistent with respect to all services, activities and products associated with the Broker Marks & limited to approved instances according to ABN AMRO Asia Securities.

Marketing Expenditures. SEG shall be solely responsible for and pay marketing expenditures incurred by SEG which SEG considers appropriate, in its sole discretion, to promote and market the Site;

2) ABN AMRO Asia Securities

Brokerage Services. Subject to the Broker's cooperation, the Site shall allow Qualified Users to open and maintain accounts with a Broker and to enter and execute trades in the accounts and to ask questions of the Broker in accordance with this Agreement.

Legal Compliance. The Broker will at all times comply with all Laws and Rules in Thailand with respect to all matters pertaining to Investors and Investors' Trades and the Broker's operations in Thailand.

Information Supplied by Broker. The Market Information provided by the Broker to SEG shall be information which is generally available to the public (fully disclosed non-material information), shall to the best knowledge of the Broker using due diligence be accurate in all material respects.

The Broker. The Broker is a company duly incorporated under the laws of the jurisdiction in which Broker is registered. The Broker holds all licenses and permits necessary or desirable to carry on as a fully qualified broker for the purpose of completing Trades on behalf of Investors in Thailand.

License to Broker Marks. Broker hereby grants SEG a nonexclusive, non-transferable, non-sublicensable license to use the Broker Marks in accordance with this Agreement.

License to SEG's Marks. Subject to all the terms and conditions of this Agreement, SEG hereby grants Broker a nonexclusive, non-transferable, non sublicensable license to use the SEG Marks in accordance with this Agreement.

Other Fees or Expenses. Broker shall pay SEG a fee for Service Fees, Broker Application Services and other services (if applicable), amounting to 30% of the commission earned from the Qualified Users' Account.

Records. The Broker will accurately record and maintain opening information of all Qualified Users' Accounts including manes and addresses when any such Account is opened, account balance, current portfolio, and any changes in information in such account, and portfolio including without limitation the date, name, amount and price of securities traded.

Certified Written Report. Within Thirty (30) days following the end of each calendar month, the Broker shall deliver to SEG the written Report Form for the preceding month certified correct by the Chief Financial Officer of the Broker (or a person of similar position, knowledge and responsibility) accompanied by the Payment owing as shown thereon and such supporting information as may be reasonably required by SEG from time to time.

3) Term of Agreement

The term of this Letter of Understanding (the "Term") shall commence on the date hereof unless terminated earlier in accordance with this Agreement.

Either party shall be free to terminate this agreement by giving the other three-month written notice of same. In the event that such notice is being given, both parties shall fulfill all outstanding obligations under this agreement and all other agreements between both parties within the said three month.

4) Default and Termination

Either the Broker or SEG may terminate this Agreement forthwith upon the occurrence of any material breach of this agreement and such Default has not been remedied by the defaulting party within 30 days of notice of default given by the non-defaulting party to the defaulting party specifying the nature of the breach or if such breach cannot be remedied within the said 30 days.

5) Confidential Information

Each Party ("Receiving Party") agrees that during the Term of this Agreement it will keep confidential and not disclose or use except in performance of its obligations under this Agreement, Confidential Information provided by the party disclosing such information ("Disclosing Party"). Except as (i) otherwise required by law, including, without limitation, as included or to be included in SEG's disclosure requirements under applicable securities law or (ii) or as may be necessary to enforce such Parties' rights under this Agreement, neither party shall disclose the terms of this Agreement to any third party without the prior written consent of the other party. Each party shall use reasonable precautions to protect the other's Confidential Information and employ at least those precautions that such party employs to protect its own confidential or proprietary information.

6) Disclaimer of Liability

BROKER AND SEG AND ITS LICENSORS SHALL HAVE NO RESPONSIBILITY OR LIABILITY WHATSOEVER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, A TRADE OR THE SITE (INCLUDING, BUT NOT LIMITED TO, LIABILITY ARISING OUT OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY OR OTHERWISE). NEITHER BROKER NOR SEG NOR ITS LICENSORS SHALL BE LIABLE IN ANY EVENT FOR LOSS OR INACCURACY OF DATA, LOSS OF PROFITS OR REVENUE, OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, THE COST OF ANY SUBSTITUTE PROCUREMENT), WHETHER OR NOT FORESEEABLE AND EVEN IF SEG HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IN WITNESS WHEREOF the parties hereto have duly executed this Letter of Understanding as of the day and year first above written.

SE GLOBAL COMMUNICATIONS (HONG KONG) LIMITED

/s/ Prithep Sosothikul
Authorized Signtory
Print Name: Prithep Sosothikul
Title: Director

Broker: ABN AMRO Asia Securities

/s/ Pratib Yongvanich
Authorized Signatory
Print Name: Pratib Yongvanich
Title: President

/s/ Jirawat Lewprasert
Authorized Signatory
Print Name: Jirawat Lewprasert
Title: Director

Broker's designated Country or Countries shall be as follows: Thailand

BROKER'S MARKS

[mark omitted]

SEG'S MARKS

[mark omitted]